EXHIBIT 99.1

United-Guardian Announces Mid-Year Dividend

HAUPPAUGE, N.Y., May 20, 2016 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today that the company's Board of Directors, at its meeting on May 18, 2016, declared a cash dividend of $0.35 per share, to be paid on June 15, 2016 to all stockholders of record as of the close of business on June 1, 2016. This will be the 21st consecutive year that the company has paid a dividend.

Ken Globus, President of United-Guardian, stated, “Although sales and earnings for the first half of 2016 are still expected to be lower than last year’s record six-month results, the Board of Directors is confident that the previously-explained overstock situation in China will be improving as the year progresses. In addition, both the Board and management believe that we will experience a steady increase in sales of the new dosage form of Renacidin, our urological drug product that was approved by the FDA in December 2015 and started shipping in April. For those reasons, the Board felt that there was sufficient justification, and more than enough cash reserves, to distribute a dividend of 35 cents per share to our stockholders.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products. For more information, please contact Robert Rubinger at evp@u-g.com or (631) 273-0900, or visit the company’s web site at www.u-g.com.

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.